EXHIBIT 7.1

WILLIAM B. YOUNG (WB9160)
Assistant United States Attorney
1 Pierrepont Plaza, 14th Floor                   U.S. District Court
Brooklyn, NY  11201                              Filed April 3, 2001
(718) 254-6057                                       S.D. of N.Y.

ARLENE M. EMBREY (AE9718)
Trial Attorney
United States Small Business Administration
409 3rd Street, S.W., 7th Floor
Washington, D.C.  20416
(202) 205-6976

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE SOUTHERN DISTRICT OF NEW YORK

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                                         )
UNITED STATES OF AMERICA,                )
on behalf of its agency,                 )
the United States Small Business         )
Administration,                          )
                                         )
       Plaintiff,                        )
                                         )
                      v.                 )      CIVIL ACTION NO. 01-2452
                                         )
INTER-EQUITY CAPITAL                     )
PARTNERS, LP,                            )
                                         )
       Defendant.                        )
                                         )
                                         )
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                   CONSENT JUDGMENT AND CONSENT ORDER GRANTING
               INJUNCTIVE RELIEF AND APPOINTING THE UNITED STATES
               SMALL BUSINESS ADMIISTRATION RECEIVER OF DEFENDANT

      Before the Court is the Complaint by the United States of America, on behalf of the U.S. Small Business Administration ("SBA"), for a permanent injunction, and the appointment of the SBA as Permanent Receiver for Defendant. The Court, being fully advised in the merits, believes this relief should be
Granted:

      IT IS HEREBY OREDERD, ADJUDGED AND DECREED THAT:

      1. Pursuant to the provisions of 15 U.S.C. ss.687c, this Court shall take exclusive jurisdiction of Inter-Equity Capital Partners, LP ("Inter-Equity"), and all of its assets, wherever located, and the United States Small Business Administration ("SBA"), is hereby appointed receiver (the "Receiver") of Inter-Equity to serve without bond until further order of this Court. The Receiver is appointed for the purpose of administering and liquidating all of Inter-Equity's assets, satisfying the claims of creditors therefrom in the order of priority as determined by this Court, and maximizing any recovery of assets for the benefit of the receivership estate.

      2.. The Receiver shall have all powers, authorities, rights and privileges heretofore possessed by the officers and directors of Inter-Equity under applicable state and federal law and by the Articles, By-Laws and Certificate of Limited Partnership in addition to all powers and authority conferred upon the Receiver by the provisions of 15 U.S.C. ss. 687c and 28 U.S.C. ss. 754. The officers, employees, managers, general partners and agents of Inter-Equity who have not submitted their resignation prior to the entry of this Order are hereby dismissed. Any director who has not submitted his or her resignation as of the date of this Order is hereby directed to do so. Such persons shall have no authority with respect to Inter-Equity's operations or assets, except as may hereafter be expressly granted by the Receiver. The Receiver shall assume and control the operation of Inter-Equity and shall pursue and preserve all of its claims.

      3. The past and/or present officers, directors, agents, managers, general partners, accountants, attorneys and employees of Inter-Equity, as well as all those acting in their place, are hereby ordered and directed to turn over to the Receiver forthwith all books, records, documents, accounts and all other instruments and papers of said partnership and all other assets and property of the partnership, whether real or personal. Abraham Goldstein, or any other representative, shall furnish a written statement within five (5) days after the entry of this Order, listing the identity, location and estimated value of all assets of Inter-Equity as well as the names, addresses and amounts of claims of all known creditors of Inter-Equity. All persons having control, custody or possession of any assets or property of Inter-Equity are hereby directed to turn such property over to the Receiver.


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

      4. The Receiver shall promptly give notice of its appointment to all known officers, directors, agents, employees, shareholders, creditors, debtors and agents of Inter-Equity. All persons and entities owing any obligations or debts to Inter-Equity shall, until further ordered by this Court, pay all such obligations in accordance with the terms thereof to the Receiver, and its receipt for such payments shall have the same force and effect as if Inter-Equity had received such payments.

      5. The Receiver is hereby authorized to open such Receiver's bank accounts, at banking or other financial institutions, to extend credit on behalf of Inter-Equity, to utilize SBA personnel, and to employ such other personnel as necessary to effectuate the operation of the receivership including, but not limited to, attorneys and accountants, and is further authorized to expend receivership funds to compensate such personnel in such amounts and upon such terms as the Receiver shall deem reasonable in light of the usual fees and billing practices and procedures of such personnel. The Receiver is not required to obtain Court approval prior to the disbursement of receivership funds for payments to personnel employed by the Receiver or payments for expenses incidental to administration of the Receivership. In addition, the Receiver is authorized to reimburse the SBA or its employees for travel expenses incurred by SBA personnel in the establishment and administration of the receivership. The Receiver may, without further order of this Court, transfer, compromise, or otherwise dispose of any claim or asset, other than real estate, which would result in net proceeds to the Receiver.


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

      6. Inter-Equity's past and/or present officers, directors, agents, shareholders, employees, and other appropriate persons (including, without limitation, the defendant's portfolio of small business concerns and banks or other financial institutions doing business with defendant and/or defendant's portfolio of small business concerns) shall answer under oath, pursuant to a Receiver's Notice or Subpoena, to the Receiver, all questions which it may put to them regarding the business of said partnership or any other matter relevant to the operation or administration of the receivership or the collection of funds due to Inter-Equity. In the event that the Receiver deems it necessary to require the appearance of the aforementioned persons, the production of documents, information, or any other form of discovery concerning the assets, property or business assets of Inter-Equity or any other matter relevant to the operation or administration of the Receivership or the collection of funds due to Inter-Equity, the Receiver shall direct notice for any such appearance by certified mail, and said persons shall appear and give answer to the Receiver, produce documents or submit to any other form of discovery in accordance with the Federal Rules of Civil Procedure.

      7. The parties or prospective parties to any an all civil legal proceedings wherever located, including, but not limited to arbitration proceedings, bankruptcy or foreclosure actions, default proceedings, or any other proceedings involving Inter-Equity or any assets of Inter-Equity, involving Inter-Equity or its present or past officers or directors or the Receiver, sued for, or in connection with, any action taken by Inter-Equity's officers or directors while acting in such capacity whether as plaintiff, defendant, third-party plaintiff, third-party defendant, or otherwise, or with respect to any assets of Inter-Equity, are enjoined from taking any action, including discovery, commencing or continuing any legal proceeding of any nature in connection with any proceeding. All civil legal proceedings wherever located, including arbitration proceedings, foreclosure activities, bankruptcy actions, or default proceedings, but excluding the instant proceeding, involving Inter-Equity or any of is assets or any action of any nature taken by Inter-Equity's present or past officers or directors sued for, or in connection with, any action taken by them while acting in their official capacity whether as plaintiff, defendant, third-party plaintiff, third-party defendant, or otherwise, are stayed in their entirety, and all Courts having any jurisdiction thereof are enjoined from taking or permitting any action until further Order of this Court.


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

      8. As to any cause of action accruing in favor of Inter-Equity against a third party, the applicable statute of limitations is tolled as to that cause of action during the period in which the injunction and stay against the commencement and continuation of legal proceedings imposed by paragraph 7, above, of this Order are in effect.

      9. Inter-Equity and its past and/or present directors, officers, agents, managers, general partners, employees and other persons acting in concert or participation therewith be, and they hereby are, enjoined from either directly or indirectly taking any actions or causing any such action to be taken which would dissipate the assets and property of Inter-Equity to the detriment of the Receiver appointed in this cause, including but not limited to destruction of corporate records, or which would violate the Small Business Investment Act of 1958, as amended, (the "SBIA"), 15 U.S.C. Section 661 et seq., or the regulations promulgated thereunder, (the "Regulations"), 13 C.F.R. ss. 107.1 et seq.


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

      10. This Court determines and adjudicates that Inter-Equity has violated the SBIA and the Regulations as alleged in the Complaint filed in this matter. After completing its activities in accordance with this Order, the Receiver may submit a report to this Court recommending that Inter-Equity's license as an SBIC be revoked.

      11. The United States Small Business Administration is further entitled to a judgment in the sum of $6,654,177.31, including principal and interest, with a per diem interest rate of $554.85 for each day subsequent to December 1, 2000, and increasing to a per diem rate of $1,232.41 on all outstanding debentures subsequent to March 1, 2001 until the date of entry of judgment, together with post judgment interest at a rate of 4.19 percent per annum.

SEEN AND AGREED: this 15th day of March, 2001.


INTER-EQUITY CAPITAL PARTNERS, LP

/s/ Abraham Goldstein
--------------------------------
Abraham Goldstein, President

U.S. SMALL BUSINESS ADMINISTRATION


/s/ William B. Young                     /s/Arlene M. Embrey
--------------------------------         ---------------------------------
William B. Young (WB9160)                Arlene M. Embrey (AME9718)
Assistant United States Attorney         Trial Attorney

      IT IS SO ORDERED: This 2nd day of April, 2001, at New York, New York.


                                    /s/ Loretta A. Preska
                                    ----------------------------
                                    United States District Judge


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